EXHIBIT 21

                            PARENTS AND SUBSIDIARIES

The Company was organized as a partnership in 1867 and incorporated in 1882 under the laws of the State of Connecticut as The Acme Shear Company. The corporate name was changed to Acme United Corporation in 1971.

There is no parent of the registrant.

Registrant has the following subsidiaries, all of which are wholly owned by the registrant:

Name                                                 Country of Incorporation
----------------------------------                   ------------------------
Acme United Limited                                  Canada
Acme United Europe GmbH                              Germany
Acme United (Asia Pacific) Limited                   Hong Kong

All subsidiaries are active and included in the consolidated financial statements.